    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    JANUARY 29, 1999

         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from December 26, 1998 to January 29, 1999 for World Monitor Trust--Series C (the 'Trust'). The net asset value of an interest as of January 29, 1999 was $102.69, an increase of .56% from the December 25, 1998 value of $102.12. The 1999 calendar year-to-date return for the Trust was a decrease of 1.47% as of January 29, 1999.

The estimated net asset value per interest as of February 11, 1999 was $103.06. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Thomas M. Lane, Jr.
          -----------------------
          Thomas M. Lane, Jr.
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 26, 1998 to
  January 29, 1999
Revenues:
Realized loss on commodity
  transactions.......................   $(107,692)
Change in unrealized commodity
  positions..........................     224,624
Interest income......................      52,432
                                        ---------
                                          169,364
                                        ---------
Expenses:
Commissions..........................      85,630
Management fee.......................      22,066
                                        ---------
                                          107,696
                                        ---------
Net gain.............................   $  61,668
                                        ---------
                                        ---------


STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from December 26, 1998 to
  January 29, 1999

                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning
  of period (107,870.548
  interests)...............  $11,016,024   $102.12
Contributions..............      944,396
Net gain...................       61,668
Redemptions................      (56,931)
                             -----------
Net asset value at end of
  period (116,516.150
  interests)...............  $11,965,157    102.69
                             -----------   -------
                             -----------
Change in net asset
  value per interest....................   $   .57
                                           -------
                                           -------
Percentage change.......................       .56%
                                           -------
                                           -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                             by: /s/ Barbara J. Brooks
                                 --------------------
                                 Barbara J. Brooks
                                 Chief Financial Officer